Exhibit 99.1

news release

www.pplnewsroom.com

Contacts:	For news media – Ryan Hill, 610-774-5997
For financial analysts – Lisa Pammer, 610-774-3316

PPL Corporation Reports Third-Quarter Earnings

•	Increases the midpoint of 2016 earnings forecast and reaffirms 2017 earnings guidance.

•	Reaffirms expectation for 5 to 6 percent compound annual earnings growth from 2017 to 2020.

•	Takes further action to reduce foreign currency risk.

•	Reaffirms targeted annual dividend growth of about 4 percent through 2020.

ALLENTOWN, Pa. (Nov. 1, 2016) - PPL Corporation (NYSE: PPL) on Tuesday (11/1) announced third-quarter 2016 reported earnings (GAAP) of $473 million, or $0.69 per share, an increase from third-quarter 2015 reported earnings of $393 million, or $0.58 per share.
Reported earnings for the first nine months of 2016 were $1.4 billion, or $2.11 per share, an increase from $283 million, or $0.42 per share, for the first nine months of 2015. The company's results for the first nine months of 2015 reflected a loss from discontinued operations of $915 million, or $1.36 per share, resulting primarily from the June 1 spinoff of its competitive generation business.
Adjusting for special items, third-quarter 2016 earnings from ongoing operations (non-GAAP) were $427 million, or $0.63 per share, an increase of about 23 percent compared with $347 million, or $0.51 per share, a year ago. Earnings from ongoing operations for the first nine months of 2016 were $1.3 billion, or $1.86 per share, compared with $1.2 billion, or $1.77 per share, for the first nine months of 2015.
“Based on PPL's continued strong performance year-to-date and better than expected third-quarter results across our business units, we are raising the midpoint of our 2016 ongoing earnings forecast," said William H. Spence, PPL’s chairman, president and Chief Executive Officer.
"Moreover, as we look to the future, we remain confident in our ability to deliver competitive compound annual earnings growth of 5 to 6 percent from 2017 to 2020 and targeted dividend growth of about 4 percent annually over the same period," Spence said. "The investments we are making to advance a smarter, cleaner and more reliable energy infrastructure will drive this growth. And actions we've taken to significantly reduce foreign currency risks bolster our projections."
With the effect of special items recorded through the third quarter, the company’s forecast range for 2016 reported earnings is $2.55 to $2.70 per share.
PPL's new forecast range for 2016 earnings from ongoing operations is $2.30 to $2.45 per share, with a midpoint of $2.38 per share. That's an increase from the previous forecast of $2.25 to $2.45 per share, with a midpoint of $2.35 per share.
The increased forecast reflects actions PPL took in October to capture gains from remaining 2016 earnings hedges against a weakening British pound and to use that value to add 2018 earnings hedges at rates above the company's business plan assumptions of $1.30 per pound. These previously announced moves will have no significant impact on 2016 reported earnings and will result in lower full-year 2016 earnings from ongoing operations of approximately $0.06 per share. This $0.06 is reflected in PPL's increased guidance for 2016.
Since its previous announcement on Oct. 12, the company has taken further actions to reduce foreign currency risk, capturing about $0.06 of gains from a portion of its 2017 earnings hedges, adding more hedges at rates above the company's business plan for 2018 and enhancing PPL's flexibility to protect against potential declines in the value of the British pound through 2019 and potentially 2020.
Looking beyond 2016, PPL reaffirmed its 2017 earnings guidance of $2.05 to $2.25 per share, with a midpoint of $2.15 per share.
In addition, PPL said its growth plans include investing more than $15 billion in infrastructure improvements from 2016 through 2020, with near real-time recovery available for more than three-quarters of that investment.
"As we pursue our long-range growth plans, our utilities continue to be among the very best in the regions they serve, strengthening reliability and distinguishing themselves through award-winning customer service," Spence said. "Our focus is maintaining this strong operational performance as we continue to invest responsibly in the future for our shareowners and our customers."

Third-Quarter and Year-to-Date Earnings Details

PPL’s reported earnings for the third quarter of 2016 included net special-item after-tax benefits of $46 million, or $0.06 per share, primarily from a further reduction in the U.K. corporate income tax rate to become effective April 1, 2020. Reported earnings for the third quarter of 2015 included net special-item after-tax benefits of $46 million, or $0.07 per share, primarily from foreign currency-related economic hedges.
PPL’s reported earnings for the first nine months of 2016 included net special-item after-tax benefits of $172 million, or $0.25 per share, primarily due to foreign currency-related economic hedges. Reported earnings for the first nine months of 2015 included net special-item after-tax charges of $912 million, or $1.35 per share, primarily due to the June 1, 2015 spinoff of the company’s former Supply segment.
As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operations” is a non-GAAP financial measure that is adjusted for special items, including for 2015 the former Supply segment’s earnings and the loss associated with the Supply segment spinoff. See the tables at the end of this news release for a reconciliation of reported earnings (loss) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	3rd Quarter			Year to Date
	2016	2015	% Change	2016	2015	% Change
Reported earnings	$473	$393	20%	$1,437	$283	408%
Reported earnings per share	$0.69	$0.58	19%	$2.11	$0.42	402%

	3rd Quarter			Year to Date
	2016	2015	% Change	2016	2015	% Change
Earnings from ongoing operations	$427	$347	23%	$1,265	$1,195	6%
Earnings from ongoing operations per share	$0.63	$0.51	24%	$1.86	$1.77	5%

Third-Quarter and Year-to-Date Earnings by Segment

	3rd Quarter		Year to Date
Per share	2016	2015	2016	2015
Reported earnings
U.K. Regulated	$0.41	$0.37	$1.34	$1.21
Kentucky Regulated	0.18	0.16	0.46	0.40
Pennsylvania Regulated	0.13	0.08	0.39	0.28
Corporate and Other	(0.03)	(0.02)	(0.08)	(0.11)
Former Supply/Discontinued Operations	—	(0.01)	—	(1.36)
Total	$0.69	$0.58	$2.11	$0.42

	3rd Quarter		Year to Date
	2016	2015	2016	2015
Special items (expense) benefit
U.K. Regulated	$0.06	$0.08	$0.25	$0.06
Kentucky Regulated	—	—	—	(0.02)
Pennsylvania Regulated	—	—	—	—
Corporate and Other	—	—	—	(0.03)
Former Supply/Discontinued Operations	—	(0.01)	—	(1.36)
Total Special items	$0.06	$0.07	$0.25	$(1.35)

	3rd Quarter		Year to Date
	2016	2015	2016	2015
Earnings from ongoing operations
U.K. Regulated	$0.35	$0.29	$1.09	$1.15
Kentucky Regulated	0.18	0.16	0.46	0.42
Pennsylvania Regulated	0.13	0.08	0.39	0.28
Corporate and Other	(0.03)	(0.02)	(0.08)	(0.08)
Total	$0.63	$0.51	$1.86	$1.77

Key Factors Impacting Earnings

U.K. Regulated Segment
PPL’s U.K. Regulated segment primarily consists of the regulated electricity delivery operations of Western Power Distribution (WPD), serving Southwest and Central England and South Wales.
Reported earnings in the third quarter of 2016 increased by $0.04 per share compared to a year ago, and earnings from ongoing operations in the third quarter of 2016 increased by $0.06 per share. Excluding special items, earnings results primarily reflect an April 1, 2016 price increase and lower operation and maintenance expense, including pension expense, partially offset by lower sales volumes and other factors.
Reported earnings for the first nine months of 2016 increased by $0.13 per share compared with a year ago, and earnings from ongoing operations for the first nine months of 2016 decreased by $0.06 per share. Excluding special items, factors driving earnings results included an April 1, 2015 price decrease due to the beginning of the RIIO-ED1 eight-year price control period, the unfavorable impact of lower British pound sterling exchange rates, lower sales volumes and higher interest expense, partially offset by an April 1, 2016 price increase and lower operation and maintenance expense, including pension expense.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the third quarter of 2016 increased by $0.02 per share compared with a year ago. The increase was primarily driven by higher sales volumes due to favorable weather.
Reported earnings for the first nine months of 2016 increased by $0.06 per share compared with a year ago, and earnings from ongoing operations for the first nine months of 2016 increased by $0.04 per share. Excluding special items, the increase was primarily driven by higher base electricity rates effective July 1, 2015, lower operation and maintenance expense and higher returns on additional environmental capital investments, partially offset by higher interest expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the third quarter of 2016 increased by $0.05 per share compared with a year ago, driven primarily by higher base electricity rates for distribution effective Jan.1, 2016, and higher transmission earnings from additional capital investments.
Reported earnings and earnings from ongoing operations for the first nine months of 2016 increased by $0.11 per share compared with a year ago, driven primarily by higher base electricity rates for distribution effective Jan.1, 2016, and higher transmission earnings from additional capital investments, partially offset by higher depreciation expense.

Corporate and Other
PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
The reported loss in the third quarter increased by $0.01 per share compared to a year ago, and the reported loss for the first nine months of the year decreased by $0.03 per share compared to a year ago. Earnings from ongoing operations in the third quarter of 2016 and for the first nine months of the year were relatively flat.

Earnings Forecast

	Reported Earnings		Earnings from ongoing operations
	2016 forecast midpoint	2015 actual	2016 forecast midpoint	2015 actual
Per share
U.K. Regulated	$1.66	$1.66	$1.41	$1.44
Kentucky Regulated	0.58	0.48	0.58	0.51
Pennsylvania Regulated	0.49	0.37	0.49	0.37
Corporate and Other	(0.10)	(0.14)	(0.10)	(0.11)
Former Supply/Discontinued Operations	—	(1.36)	—	—
Total	$2.63	$1.01	$2.38	$2.21

(See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations.)

The increase in forecasted reported earnings from 2015 to 2016 is almost exclusively attributable to the results of the 2015 spinoff of the Supply segment.
The midpoint of PPL’s 2016 forecast range for earnings from ongoing operations is $2.38 per share, which represents an increase of about 8 percent compared to 2015 earnings from ongoing operations. This increase is primarily attributable to increases in the Pennsylvania Regulated and Kentucky Regulated segments.

U.K. Regulated Segment
PPL projects segment reported earnings in 2016 to be relatively flat compared to 2015.  Earnings from ongoing operations are projected to be lower in 2016 compared with 2015 due to the unfavorable impact of lower British pound sterling exchange rates, higher interest expense and depreciation, partially offset by higher revenues and lower operation and maintenance expense, including pension expense.
The remaining 2016 foreign currency exposure for this segment is 91 percent hedged at an average rate of $1.29 per pound, compared to an average hedged rate of $1.57 per pound in 2015.

Kentucky Regulated Segment
PPL projects higher segment reported earnings and earnings from ongoing operations in 2016 compared with 2015, primarily driven by electric and gas base rate increases effective July 1, 2015, higher returns on additional environmental capital investments, and lower operation and maintenance expense, partially offset by higher depreciation and higher interest expense.

Pennsylvania Regulated Segment
PPL projects higher segment reported earnings and earnings from ongoing operations in 2016 compared with 2015, primarily driven by higher base electricity rates for distribution effective Jan. 1, 2016, and higher transmission earnings from additional capital investments, partially offset by higher depreciation and a benefit received in 2015 from the release of a gross receipts tax reserve.

Corporate and Other
PPL projects relatively flat costs in this category in 2016 compared with 2015.

Headquartered in Allentown, Pa., PPL Corporation (NYSE: PPL) is one of the largest companies in the U.S. utility sector. PPL’s seven high-performing, award-winning utilities serve 10 million customers in the U.S. and United Kingdom. The company and its 13,000 employees are dedicated to providing exceptional customer service and reliability and delivering superior value for shareowners. To learn more, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2016 financial results at 8:30 a.m. Eastern Daylight Time on Tuesday, Nov. 1. The call will be webcast live, in audio format, along with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-317-6003. International participants should call 1-412-317-6061. Participants in Canada should call 1-866-284-3684. Participants will need to enter the following “Elite Entry” number in order to join the conference: 2778833.

# # #

Management utilizes "Earnings from Ongoing Operations" as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL's management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the effective tax rate of the entity where the activity is recorded. Special items include:

•	Unrealized gains or losses on foreign currency-related economic hedges (as discussed below).

•	Supply segment discontinued operations.

•	Gains and losses on sales of assets not in the ordinary course of business.

•	Impairment charges.

•	Workforce reduction and other restructuring effects.

•	Acquisition and divestiture-related adjustments.

•	Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Unrealized gains or losses on foreign currency economic hedges include the changes in fair value of foreign currency contracts used to hedge British-pound-sterling-denominated anticipated earnings. The changes in fair value of these contracts are recognized immediately within GAAP earnings. Management believes that excluding these amounts from Earnings from Ongoing Operations until settlement of the contracts provides a better matching of the financial impacts of those contracts with the economic value of PPL's underlying hedged earnings.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset or business acquisitions and dispositions; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; British pound sterling to U.S. dollar exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (1)

Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$416	$836
Accounts receivable	732	732
Unbilled revenues	393	453
Fuel, materials and supplies	346	357
Current price risk management assets	78	139
Other current assets	134	129
Property, Plant and Equipment
Regulated utility plant	34,427	34,399
Less: Accumulated depreciation - regulated utility plant	5,938	5,683
Regulated utility plant, net	28,489	28,716
Non-regulated property, plant and equipment	451	516
Less: Accumulated depreciation - non-regulated property, plant and equipment	155	165
Non-regulated property, plant and equipment, net	296	351
Construction work in progress	1,184	1,315
Property, Plant and Equipment, net	29,969	30,382
Noncurrent regulatory assets	1,765	1,733
Goodwill and other intangibles	3,868	4,229
Noncurrent price risk management assets	185	156
Other noncurrent assets	152	155
Total Assets	$38,038	$39,301

Liabilities and Equity
Short-term debt	$636	$916
Long-term debt due within one year	443	485
Accounts payable	741	812
Other current liabilities	1,592	1,663
Long-term debt	18,069	18,563
Deferred income taxes and investment tax credits	3,943	3,568
Accrued pension obligations	878	1,405
Asset retirement obligations	413	536
Noncurrent regulatory liabilities	911	945
Other noncurrent liabilities	437	489
Common stock and additional paid-in capital	9,831	9,694
Earnings reinvested	3,624	2,953
Accumulated other comprehensive loss	(3,480)	(2,728)
Total Liabilities and Equity	$38,038	$39,301

(1)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating Revenues	$1,889	$1,878	$5,685	$5,889

Operating Expenses
Operation
Fuel	227	228	607	695
Energy purchases	151	177	531	676
Other operation and maintenance	417	482	1,292	1,405
Depreciation	232	226	692	658
Taxes, other than income	76	79	229	241
Total Operating Expenses	1,103	1,192	3,351	3,675

Operating Income	786	686	2,334	2,214

Other Income (Expense) - net	49	75	284	61

Interest Expense	223	221	671	645

Income from Continuing Operations Before Income Taxes	612	540	1,947	1,630

Income Taxes	139	144	510	432

Income from Continuing Operations After Income Taxes	473	396	1,437	1,198

Income (Loss) from Discontinued Operations (net of income taxes)	—	(3)	—	(915)

Net Income	$473	$393	$1,437	$283

Earnings Per Share of Common Stock:
Income from Continuing Operations After Income Taxes:
Basic	$0.70	$0.59	$2.12	$1.78
Diluted	$0.69	$0.59	$2.11	$1.78
Net Income:
Basic	$0.70	$0.58	$2.12	$0.42
Diluted	$0.69	$0.58	$2.11	$0.42

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	678,114	670,763	676,905	668,731
Diluted	680,348	673,702	679,969	671,254

PPL CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2016	2015
Cash Flows from Operating Activities
Net income	$1,437	$283
Loss from discontinued operations (net of income taxes)	—	915
Income from continuing operations (net of income taxes)	1,437	1,198
Adjustments to reconcile Income from continuing operations (net of taxes) to net cash provided by operating activities - continuing operations
Depreciation	692	658
Amortization	54	46
Defined benefit plans - expense (income)	(29)	44
Deferred income taxes and investment tax credits	436	359
Unrealized (gains) losses on derivatives, and other hedging activities	107	(17)
Other	11	35
Change in current assets and current liabilities
Accounts payable	(40)	(180)
Prepayments	(34)	(43)
Taxes payable	40	(142)
Unbilled revenues	32	91
Regulatory assets and liabilities, net	(32)	46
Other	(42)	50
Other operating activities
Defined benefit plans - funding	(345)	(396)
Other	(57)	(61)
Net cash provided by operating activities - continuing operations	2,230	1,688
Net cash provided by operating activities - discontinued operations	—	343
Net cash provided by operating activities	2,230	2,031
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,073)	(2,560)
Expenditures for intangible assets	(23)	(32)
Proceeds from the sale of other investments	2	136
Other investing activities	28	(7)
Net cash used in investing activities - continuing operations	(2,066)	(2,463)
Net cash used in investing activities - discontinued operations	—	(149)
Net cash used in investing activities	(2,066)	(2,612)
Cash Flows from Financing Activities
Issuance of long-term debt	1,241	1,137
Retirement of long-term debt	(905)	—
Settlement of cross-currency swaps	46	—
Issuance of common stock	133	145
Payment of common stock dividends	(772)	(750)
Net increase (decrease) in short-term debt	(268)	(271)
Other financing activities	(33)	(30)
Net cash provided by (used in) financing activities - continuing operations	(558)	231
Net cash provided by (used in) financing activities - discontinued operations	—	(546)
Net cash distributions to parent from discontinued operations	—	132
Net cash used in financing activities	(558)	(183)
Effect of Exchange Rates on Cash and Cash Equivalents	(26)	(6)
Net Decrease in Cash and Cash Equivalents included in Discontinued Operations	—	352
Net Decrease in Cash and Cash Equivalents	(420)	(418)
Cash and Cash Equivalents at Beginning of Period	836	1,399
Cash and Cash Equivalents at End of Period	$416	$981

Key Indicators (Unaudited)

	12 Months Ended
	September 30
Financial	2016	2015

Dividends declared per share of common stock	$1.5175	$1.495
Book value per share (1)(2)	$14.69	$15.22
Market price per share (1)	$34.57	$32.89
Dividend yield	4.4%	4.5%
Dividend payout ratio (3)(4)	56.2%	102.4%
Dividend payout ratio - earnings from ongoing operations (3)(5)	66.3%	65.9%
Price/earnings ratio (3)(4)	12.8	22.5
Price/earnings ratio - earnings from ongoing operations (3)(5)	15.1	14.5
Return on common equity (4)	18.2%	8.1%
Return on common equity - earnings from ongoing operations (5)(6)	15.4%	15.4%

(1)	End of period

(2)	Based on 679,268 and 671,792 shares of common stock outstanding (in thousands) at September 30, 2016 and September 30, 2015.

(3)	Based on diluted earnings per share.

(4)
2015 includes the impact of the $879 million loss on the spinoff of the Supply segment, reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable accounting rules under GAAP. 2015 also includes eight months of Supply segment earnings.

(5)	Calculated using earnings from ongoing operations, which is a non-GAAP financial measure that includes adjustments described in the text and tables of this news release.

(6)	2015 was adjusted to exclude the equity of PPL Energy Supply, LLC as that business was spun off in 2015.

Operating - Domestic & International Electricity Sales (Unaudited)

	3 Months Ended September 30,			9 Months Ended September 30,
			Percent			Percent
(GWh)	2016	2015	Change	2016	2015	Change

Domestic Retail Delivered
PPL Electric Utilities	9,658	9,423	2.5%	27,760	28,551	(2.8)%
LKE	8,681	8,282	4.8%	23,645	23,984	(1.4)%
Total	18,339	17,705	3.6%	51,405	52,535	(2.2)%

Domestic Retail Supplied
LKE (1)	8,681	8,282	4.8%	23,645	23,984	(1.4)%

International Delivered
United Kingdom	16,819	17,293	(2.7)%	55,970	57,122	(2.0)%

Domestic Wholesale
LKE (2)	606	606	—%	1,596	1,789	(10.8)%

(1)	Represents GWh supplied by LKE to retail customers in Kentucky, Virginia and Tennessee.

(2)	Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$281	$126	$91	$(25)	$473
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of $103	(193)	—	—	—	(193)
Other:
Settlement of foreign currency contracts, net of tax of ($108)	202	—	—	—	202
Change in U.K. tax rate	37	—	—	—	37
Total Special Items	46	—	—	—	46
Earnings from Ongoing Operations	$235	$126	$91	$(25)	$427

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$0.41	$0.18	$0.13	$(0.03)	$0.69
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.29)	—	—	—	(0.29)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05
Total Special Items	0.06	—	—	—	0.06
Earnings from Ongoing Operations	$0.35	$0.18	$0.13	$(0.03)	$0.63

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2016	(millions of dollars)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$915	$314	$263	$(55)	$1,437
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of $34	(65)	—	—	—	(65)
Spinoff of the Supply segment, net of tax of $2	—	—	—	(2)	(2)
Other:
Settlement of foreign currency contracts, net of tax of ($108)	202	—	—	—	202
Change in U.K. tax rate	37	—	—	—	37
Total Special Items	174	—	—	(2)	172
Earnings from Ongoing Operations	$741	$314	$263	$(53)	$1,265

	(per share - diluted)
	U.K.	KY	PA	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings	$1.34	$0.46	$0.39	$(0.08)	$2.11
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.10)	—	—	—	(0.10)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05
Total Special Items	0.25	—	—	—	0.25
Earnings from Ongoing Operations	$1.09	$0.46	$0.39	$(0.08)	$1.86

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2015	(millions of dollars)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total
Reported Earnings	$249	$111	$55	$(18)	$(4)	$393
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($29)	54	—	—	—	—	54
Spinoff of the Supply segment:
Discontinued operations, net of tax of ($3)	—	—	—	—	(4)	(4)
Transition and transaction costs, net of tax of $1	—	—	—	(1)	—	(1)
Employee transitional services, net of tax of $1	—	—	—	(1)	—	(1)
Separation benefits, net of tax of $0	—	—	—	(1)	—	(1)
Other:
LKE acquisition-related adjustment, net of tax of $0	—	(1)	—	—	—	(1)
Total Special Items	54	(1)	—	(3)	(4)	46
Earnings from Ongoing Operations	$195	$112	$55	$(15)	$—	$347

	(per share - diluted)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.	Total
Reported Earnings	$0.37	$0.16	$0.08	$(0.02)	$(0.01)	$0.58
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08	—	—	—	—	0.08
Spinoff of the Supply segment:
Discontinued operations	—	—	—	—	(0.01)	(0.01)
Total Special Items	0.08	—	—	—	(0.01)	0.07
Earnings from Ongoing Operations	$0.29	$0.16	$0.08	$(0.02)	$—	$0.51

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2015	(millions of dollars)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(1)	Total
Reported Earnings	$814	$267	$191	$(73)	$(916)	$283
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($10)	20	—	—	—	—	20
Spinoff of the Supply segment:
Discontinued operations, net of tax of $37	—	—	—	—	(916)	(916)
Transition and transaction costs, net of tax of $0	—	—	—	(16)	—	(16)
Employee transitional services, net of tax of $2	—	—	—	(4)	—	(4)
Separation benefits, net of tax of $1	—	—	—	(3)	—	(3)
Other:
WPD Midlands acquisition-related adjustment, net of tax of ($1)	2	—	—	—	—	2
Settlement of certain income tax positions	18	—	—	—	—	18
Certain valuation allowances, net of tax of $0	—	(8)	—	—	—	(8)
LKE acquisition-related adjustment, net of tax of $0	—	(5)	—	—	—	(5)
Total Special Items	40	(13)	—	(23)	(916)	(912)
Earnings from Ongoing Operations	$774	$280	$191	$(50)	$—	$1,195

	(per share - diluted)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(1)	Total
Reported Earnings	$1.21	$0.40	$0.28	$(0.11)	$(1.36)	$0.42
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.03	—	—	—	—	0.03
Spinoff of the Supply segment:
Discontinued operations	—	—	—	—	(1.36)	(1.36)
Transition and transaction costs	—	—	—	(0.02)	—	(0.02)
Employee transitional services	—	—	—	(0.01)	—	(0.01)
Other:
Settlement of certain income tax positions	0.03	—	—	—	—	0.03
Certain valuation allowances	—	(0.01)	—	—	—	(0.01)
LKE acquisition-related adjustment	—	(0.01)	—	—	—	(0.01)
Total Special Items	0.06	(0.02)	—	(0.03)	(1.36)	(1.35)
Earnings from Ongoing Operations	$1.15	$0.42	$0.28	$(0.08)	$—	$1.77

(1)	Includes an $879 million charge reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable rules under GAAP.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2015	(millions of dollars)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(1)	Total
Reported Earnings	$1,121	$326	$252	$(96)	$(921)	$682
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges, net of tax of ($30)	55	—	—	—	—	55
Spinoff of the Supply segment:
Discontinued operations, net of tax of $30 (1)	—	—	—	—	(921)	(921)
Transition and transaction costs, net of tax of $6	—	—	—	(12)	—	(12)
Employee transitional services, net of tax of $2	—	—	—	(5)	—	(5)
Separation benefits, net of tax of $3	—	—	—	(5)	—	(5)
Other:
Change in U.K. tax rate	78	—	—	—	—	78
Settlement of certain income tax positions	18	—	—	—	—	18
WPD Midlands acquisition-related adjustment, net of tax of ($1)	2	—	—	—	—	2
Certain valuation allowances, net of tax of $0	—	(12)	—	—	—	(12)
LKE acquisition-related adjustment, net of tax of $0	—	(5)	—	—	—	(5)
Total Special Items	153	(17)	—	(22)	(921)	(807)
Earnings from Ongoing Operations	$968	$343	$252	$(74)	$—	$1,489

	(per share - diluted)
	U.K.	KY	PA	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(1)	Total
Reported Earnings	$1.66	$0.48	$0.37	$(0.14)	$(1.36)	$1.01
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	0.08	—	—	—	—	0.08
Spinoff of the Supply segment:
Discontinued operations (1)	—	—	—	—	(1.36)	(1.36)
Transition and transaction costs	—	—	—	(0.02)	—	(0.02)
Employee transitional services	—	—	—	(0.01)	—	(0.01)
Other:
Change in U.K. tax rate	0.11	—	—	—	—	0.11
Settlement of certain income tax positions	0.03	—	—	—	—	0.03
Certain valuation allowances	—	(0.02)	—	—	—	(0.02)
LKE acquisition-related adjustment	—	(0.01)	—	—	—	(0.01)
Total Special Items	0.22	(0.03)	—	(0.03)	(1.36)	(1.20)
Earnings from Ongoing Operations	$1.44	$0.51	$0.37	$(0.11)	$—	$2.21

(1)	Includes an $879 million charge reflecting the difference between PPL's recorded value for the Supply segment and the estimated fair value determined in accordance with applicable rules under GAAP.

Reconciliation of PPL's Forecast of Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)
	Forecast (per-share - diluted)
	2016 Midpoint
	U.K.	KY	PA	Corp.		High	Low
	Reg.	Reg.	Reg.	& Other	Total	2016	2016
Reported Earnings	$1.66	$0.58	$0.49	$(0.10)	$2.63	$2.70	$2.55
Less: Special Items (expense) benefit:
Foreign currency-related economic hedges	(0.10)	—	—	—	(0.10)	(0.10)	(0.10)
Other:
Settlement of foreign currency contracts	0.30	—	—	—	0.30	0.30	0.30
Change in U.K. tax rate	0.05	—	—	—	0.05	0.05	0.05
Total Special Items	0.25	—	—	—	0.25	0.25	0.25
Earnings from Ongoing Operations	$1.41	$0.58	$0.49	$(0.10)	$2.38	$2.45	$2.30